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                                                           EXHIBIT 10-7

                       MUTUAL SEPARATION AGREEMENT
                           AND GENERAL RELEASE


                THIS AGREEMENT, made and entered into on this 22nd day of November, 1993 by and between Maritrans Inc., a Delaware corporation, with principal offices at Philadelphia, Pennsylvania (hereinafter referred to as the "Company"), and Craig N. Johnson, an individual residing at 515 Auburn Avenue Wyndmoor, PA 19118 (hereinafter referred to as "Johnson").


                               W I T N E S S E T H:


                WHEREAS, the Company has heretofore employed
      Johnson under an Employment Agreement entered into as of April 1, 1993 (the "Employment Agreement"); and

                WHEREAS, Johnson has decided to resign from the Company's employ and terminate the Employment Agreement on December 17, 1993 and the Company believes that these actions are in its best interest; and

                WHEREAS, the Company and Johnson wish to enter into an agreement to clearly set forth certain payments to be made and actions to be taken by reason of Johnson's resignation and the termination of the Employment Agreement and to provide for a mutual release as to any claims either party might have against the other including, without limitation, claims that might be asserted by Johnson under the Employment Agreement and the Age Discrimination in Employment Act, as further described herein; and

                WHEREAS, the Employment Agreement shall be and is superseded by this Agreement except as to the obligations imposed, and the rights provided, by sections 2, 3 and 4 (and section 6 to the extent provided by Section 3 below) of the Employment Agreement, which shall remain in full force and effect consistent with the terms of this Agreement and the Employment Agreement;

                NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                1. Johnson hereby confirms his resignation from the employ of the Company , which is to become effective on December 17, 1993. Johnson's term as a director of the Company (which expires at the annual meeting of the shareholders of the Company to be held in 1996) is not subject to this Agreement.
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                2.   The Company shall pay to Johnson, subject to
      applicable employment and income tax withholdings and deductions, (i) his normal base salary through December 31, 1993, (ii) the sum of $500,000, payable $250,000 on or before December 31, 1993 and $250,000 on January 4, 1994, and (iii) commencing January 1, 1994, a monthly sum equal to the COBRA premium (plus a tax equalization amount) due under the Company's Health Plan, and continuing until December 31, 1995 (notwithstanding the fact that COBRA eligibility will end on June 30, 1995).

                3. Notwithstanding Johnson's resignation, (i) the Company will treat as nonforfeitable Johnson's rights under the stock option granted to him on April 1, 1993, under the Company's Equity Compensation Plan, but only as to the purchase of 50,000 shares of the common stock of the Company and such option shall be exercisable only on or before December 31, 1996, at which time the portion of the stock option treated as nonforfeitable hereunder shall expire, and
      (ii) in the event that the there is a Change of Control of the Company, as defined in section 6 of the Employment Agreement, and the transaction pursuant to which that Change of Control occurs is publicly announced by the Company or the subject of an executed letter of intent, in either event on or before May 1, 1994, section 6 of the Employment Agreement shall continue to apply; provided, however, that (iii) any payments made under Section 2 of this Agreement shall serve as an offset to any amounts due under such section 6 and (iv) any such payments made under Section 2 of this Agreement shall not be taken into account in determining "Base Compensation" for the purpose of calculating the amount due under section 6.3(a) of the Employment Agreement.

                4. Johnson agrees and acknowledges that the Company, on a timely basis, has paid, or agreed to pay, to Johnson all other amounts due and owing in accordance with the terms of the Employment Agreement and that the Company has no obligation, contractual or otherwise to Johnson except as provided herein nor to hire, rehire or re-employ Johnson in the future.

                5. Johnson agrees and reaffirms that Section 2 of the Employment Agreement, as to Confidential Information, shall continue to apply notwithstanding his resignation and the termination of the Employment Agreement, and that the Company shall be entitled to all remedies available under
      Section 4 of the Employment Agreement in enforcing its rights thereunder.
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                6.   Johnson further agrees and reaffirms that
      Section 3 of the Employment Agreement, as to Non-Competition, shall continue to apply for 24 months from December 17 , 1993, notwithstanding his resignation and the termination of the Employment Agreement, and that the Company shall be entitled to all remedies available under Section 4 of the Employment Agreement in enforcing its rights thereunder.

                7.   In full and complete settlement of any claims
      that Johnson may have against the Company, including any
      possible violations of the Age Discrimination in Employment
      Act, 29 U.S.C. Section 621 et seq., ("ADEA") in connection with his resignation from employment by the Company, and for and in consideration of the undertakings of the Company described herein, Johnson does hereby REMISE, RELEASE, AND FOREVER
      DISCHARGE the Company, Maritrans General Partner Inc.,
      Maritrans Operating Partners L.P. and their subsidiaries and affiliates, their officers, directors, shareholders, partners, employees and agents, and their respective
      successors and assigns, heirs, executors and administrators (hereinafter collectively referred to as "Maritrans"), of and from any and all manner of actions and causes of actions,
      suits, debts, claims and demands whatsoever in law or in
      equity, which he ever had, now has, or hereafter may have, or which Johnson's heirs, executors or administrators hereafter may have, by reason of any matter, cause or thing whatsoever from the beginning of Johnson's employment with Maritrans to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Johnson's employment
      relationship or the Employment Agreement and Johnson's
      resignation from that employment relationship with Maritrans and the termination of the Employment Agreement, including but not limited to, any claims which have been asserted,
      could have been asserted, or could be asserted now or in the future under any federal, state or local laws, including, but not limited to, any claims under ADEA, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 2000e et seq. ("Title VII"), the Pennsylvania Human Relations Act, 43 P.S. Section 951 et seq., and any common law claims now or hereafter recognized and all claims for counsel fees and costs; provided, however, that nothing herein shall preclude Johnson from joining Maritrans in any action brought against him which arises out of actions taken within the scope of his employment by the Company and for which he would have been indemnified pursuant to the
      bylaws of the Company as of the date hereof, unless later
      limited in accordance with applicable law, (in which case he shall notify Maritrans within five business days after
      receiving service of process as to the commencement of the
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      action and give Maritrans the right to control the defense of any such action).

                8. Johnson further agrees and covenants that neither he, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, involving any matter occurring at any time in the past up to the date of this Agreement, or involving any continuing effects of any actions or practices which may have arisen or occurred prior to the date of this Agreement, including any charge of discrimination under ADEA, Title VII or the Pennsylvania Human Relations Act. In addition, Johnson further agrees and covenants that, from and after the date hereof, he will not voluntarily assist, cooperate or be involved in any way in any action or claim of another employee or former employee against the Company or any of its affiliates, officers, directors or employees, and that the Company shall be entitled to all remedies available at law or equity in enforcing its rights hereunder. Finally, Johnson also agrees and covenants that should he, or any other person, organization or entity on his behalf, file, charge, claim, sue or cause or permit to be filed, charged, or claimed, any action for damages, including injunctive, declaratory, monetary or other relief, despite his agreement not to do so hereunder, then he will pay all of the costs and expenses of the Company (including reasonable attorneys' fees) incurred in the defense of any such action or undertaking.

                9. In full and complete settlement of any claims that the Company may have against Johnson, other than the fulfillment of Johnson's obligations hereunder or his remaining obligations under the Employment Agreement, and for and in consideration of the undertakings of Johnson described herein, Maritrans does hereby REMISE, RELEASE, AND FOREVER DISCHARGE Johnson and his heirs, executors and administrators (hereinafter collectively referred to as "Johnson"), of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Maritrans ever had, now has, or hereafter may have, by reason of any civil (but specifically not any criminal act) matter, cause or thing whatsoever from the beginning of Johnson's employment with Maritrans to the date of this Agreement; and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Johnson's employment relationship or the Employment Agreement and the termination of that
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      employment relationship with Maritrans and of the Employment
      Agreement.

                10. Johnson hereby agrees and acknowledges that under this Agreement, the Company has agreed to provide him with compensation and benefits, described under Section 2 hereof, that he would have no right to receive under the Employment Agreement or otherwise, and that such compensation is sufficient to support the release, covenants and agreements by Johnson herein.

                11. Johnson further agrees and acknowledges that the undertakings of the Company as provided in this Agreement are made to provide an amicable conclusion of Johnson's employment by the Company.

                12. Johnson hereby certifies that he has read the terms of this Agreement, that he has been advised by the Company to consult with an attorney which he has done, and that he understand its terms and effects. Johnson acknowledges, further, that he is executing this Agreement of his own volition with a full understanding of its terms and effects and with the intention, as expressed in Section 7 hereof, of releasing all claims recited herein in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him. The Company has made no representations to Johnson concerning the terms or effects of this Agreement other than those contained in this Agreement.

                13.  Johnson hereby acknowledges that he was
      presented with this Agreement on November 16, 1993, and that he has been informed that he had the right to consider this Agreement and the release contained herein for a period of at least twenty-one (21) days prior to execution. Johnson also understands that he has the right to revoke this Agreement for a period of seven (7) days following execution, by giving written notice to the Company at 2600 One Logan Square, Philadelphia, PA 19103, in which event the provisions of this Agreement shall be null and void, and the parties shall have the rights, duties, obligations and remedies afforded by the Employment Agreement.

                14. If any portion of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

                15.  This Agreement shall be interpreted and
      enforced under the laws of the Commonwealth of Pennsylvania.
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                IN WITNESS WHEREOF, the parties hereto have
      executed this Agreement on the day and year first above written.

      ATTEST:                          MARITRANS INC.


      /s/ John C. Newcomb                 By: /s/ Stephen A. Van Dyck
      -----------------------------       ----------------------------
      Secretary                               Chairman

      /s/ James H. Sanborn                /s/ Craig N. Johnson
      -----------------------------       ----------------------------
      Witness                             CRAIG N. JOHNSON
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